Exhibit 99.1

Investor Relations Phone: (301) 897-2564 Email: info@spherix.com

SPHERIX TO RAISE $2.6 MILLION IN PRIVATE PLACEMENT

BETHESDA, MD (November 8, 2012) — Spherix Incorporated (NASDAQ: SPEX) — an innovator in biotechnology for therapy in diabetes, metabolic syndrome and atherosclerosis, and provider of technical and regulatory consulting services to food, supplement, biotechnology and pharmaceutical companies — today announced that it has entered into definitive agreements to sell $2.6 million of shares of its common stock together with warrants to purchase additional shares of its common stock in a private placement transaction.  The closing of the offering is expected to occur on or about November 9, 2012, subject to customary closing conditions, at which time Spherix will receive the cash proceeds and deliver the securities.

Under the terms of the offering, the Company will sell an aggregate of 483,657 shares of common stock at a price of $5.324 per share along with warrants to purchase an additional 483,657 shares of common stock at an exercise price of $6.53 per share.  The warrants shall be exercisable for a period of five years, but will not be effective until approved by the shareholders of the Company.

The common stock and warrants will be issued in a private placement of securities exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.  The Company and the Investors have executed a Registration Rights Agreement pursuant to which the Company has agreed to register the common stock sold in the offering and the common stock issuable upon exercise of the warrants via a Form S-1 registration statement.  The Company intends to use the net proceeds from the offering for general corporate purposes.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX: LTS) acted as the exclusive placement agent for this offering.

On September 25, 2012, the Company received written notification from NASDAQ advising the Company that the minimum number of publicly held shares of the Company’s common stock had fallen below the minimum 500,000 shares required for continued listing on the NASDAQ Capital Market pursuant to NASDAQ Rule 5550(a)(4) (the “Rule”).  The Company has been provided an initial period of 45 calendar days, or until November 9, 2012, to provide NASDAQ with a specific plan to achieve and sustain compliance with all NASDAQ Capital Market listing requirements.  The Company believes that upon closing, the above private placement will satisfy the required listing requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company under the name Biospherics Research.  The Company now leverages its scientific and technical expertise and experience through its two subsidiaries — Biospherics Incorporated and Spherix Consulting, Inc.  Biospherics is dedicated to developing and licensing/marketing proprietary therapeutic products for treatment of diabetes, metabolic syndrome and atherosclerosis.  Biospherics is exploring new drugs and combinations for treatment of high triglycerides, a risk factor for atherosclerosis, myocardial infarction, and stroke.  Spherix’s Consulting subsidiary provides scientific and strategic support for suppliers, manufacturers, distributors and retailers of conventional foods, biotechnology-derived foods, medical foods, infant formulas, food ingredients, dietary supplements, food contact substances, pharmaceuticals, medical devices, consumer products and industrial chemicals and pesticides.  For more information, please visit www.spherix.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934.  Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of our products, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our continuing efforts to develop products may be unsuccessful, our common stock could be delisted from the Nasdaq Capital Market, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

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